Exhibit 15

August 27, 2020

To the Shareholders and Board of Directors of Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, and 333-163200 on Forms S-8 and No. 333-237519 on Form S-3) of Dollar General Corporation of our report dated August 27, 2020, relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Form 10-Q for the quarter ended July 31, 2020.

/s/ Ernst & Young LLP
Nashville, Tennessee